NorthWestern Corporation d/b/a NorthWestern Energy 125 S. Dakota Avenue Sioux Falls, SD 57104-6403 www.northwesternenergy.com
News Release FOR IMMEDIATE RELEASE	NASDAQ-GS: NWEC

Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com	Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

NorthWestern Confirms SEC Settlement

SIOUX FALLS, S.D. – March 7, 2007 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ-GS: NWEC) confirmed today that the Securities and Exchange Commission (SEC) commenced an administrative proceeding and simultaneously settled with NorthWestern the proceeding and the SEC’s investigation into the Company’s restatement of its first three quarters of quarterly reports in 2002.

Under the agreement approved by the Commission, NorthWestern agreed, without admitting any wrongdoing, to cease-and-desist from future violations of the securities laws. Specifically, the Company agreed to cease-and-desist from committing or causing any violations and any future violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934, and Rules 12b-20, 13a-11, and 13a-13 promulgated thereunder. NorthWestern will pay no monetary fine or be otherwise penalized under the settlement.

“We have cooperated fully with the Commission’s investigation and will continue to do so. We are pleased to put the SEC investigation behind us and consider the settlement an important step in our transformation process,” said Mike Hanson, NorthWestern’s CEO.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 640,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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